EXHIBIT 99.1


                                                    PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Jon Weis
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan, Sturges + Word
          (816) 221-7500



            ENTERTAINMENT PROPERTIES TRUST ANNOUNCES
            CLOSING OF $200 MILLION CREDIT FACILITY

     KANSAS CITY, Mo. (March 3, 1998)   Entertainment Properties
Trust (EPR:NYSE), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that it has closed on a $200 million credit facility. The Company expects to use the facility to finance the acquisition of additional megaplex theatres and other entertainment-related properties.
The facility was arranged by Bank of New York, Goldman Sachs and Bank of Nova Scotia, and has a term of three years.

     "This new credit facility is an important part of our capital structure. It gives us the resources to make additional key acquisitions in the near-term as well as lays a solid foundation for our future growth," said David Brain, chief financial officer for Entertainment Properties Trust.

     Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common stock is traded on the New York Stock Exchange under the ticker symbol EPR.